SUB-ITEM 77Q3

AIM DEVELOPING MARKETS FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   10/31/2009
FILE NUMBER :        811-05426
SERIES NO.:          13

72DD.   1    Total income dividends for which record date passed during the period. (000's Omitted)
             Class A               $7,988
        2    Dividends for a second class of open-end company shares (000's
             Omitted)
             Class B               $   110
             Class C               $   261
             Class Y               $    38
             Institutional Class   $   370

73A.         Payments per share outstanding during the entire current period:
             (form nnn.nnnn)
        1    Dividends from net investment income
             Class A                0.3293
        2    Dividends for a second class of open-end company shares
             (form nnn.nnnn)
             Class B                0.0555
             Class C                0.0555
             Class Y                0.3351
             Institutional Class    0.4968

74U.    1    Number of shares outstanding (000's Omitted)
             Class A                35,311
        2    Number of shares outstanding of a second class of open-end company shares (000's Omitted)
             Class B                 1,999
             Class C                 5,619
             Class Y                 2,065
             Institutional Class     1,259

74V.    1    Net asset value per share (to nearest cent)
             Class A               $ 25.61
        2    Net asset value per share of a second class of open-end company shares (to nearest cent)
             Class B               $ 24.92
             Class C               $ 24.89
             Class Y               $ 25.66
             Institutional Class   $ 25.63